STAAR Surgical Reports Fourth Quarter and Full Year 2012 Financial Results

~Total Sales Increased 1% from Q4 2011~

~ Visian® ICL™ Sales Increased 25% in Europe and 9% in U.S.

Total ICLs decline 2.5% Due to Korean Orders/Rebounded in Q1 ~

~Total IOL Sales Increase $700,000 or 12% over Q3~

~Key Investments in 2012 Position Company for Renewed Growth in 2013~

MONROVIA, CA, February 27, 2012 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported revenue for the fourth quarter ended December 28, 2012 of $16.5 million compared to $16.4 million reported for the fourth quarter of 2011. The effect of foreign currency exchange reduced sales by $275,000 during the quarter. The results included sales of $8.8 million of the Company’s Visian® ICL product portfolio and $6.8 million of its IOL products.

“The Visian ICL continued to gain market share in our key markets during 2012, though sales decreased 2.5% in the fourth quarter compared with the prior year,” said Barry Caldwell, president and CEO. “Visian ICL unit sales as compared to Market Scope’s newly released annual data on global refractive procedures confirm that the ICL is gaining share in virtually every key market. The major reason our ICL revenues declined in the quarter was due to an adjustment in the normal inventory levels carried at year end by our Korean distributor. Sales to our Korean distributor decreased 50% as compared to the fourth quarter a year ago. We are encouraged by the ordering patterns from our Korean distributor during the first two months of 2013. January was a record month for sales to end customers and their purchases from us through February already reflect a 60% increase as compared to the same period of 2012.”

“Visian ICL sales in our European markets increased by 25% during the fourth quarter reflecting the growing acceptance of the new Visian ICL CentraFLOW™ technology,” added Mr. Caldwell. “In Spain, where we moved to a direct sales model at mid-year, sales increased only 24% during the quarter. In the past under the distributor sales model, inventory would be purchased for January sales. This does not occur in the direct sales model. As we would expect, ICL sales in Spain during the first eight weeks of this year have more than doubled and our sales have already exceeded the sales level of the entire first quarter of 2012. In the U.S., ICL sales increased by 9% reflecting encouraging patterns which developed during the second half of the year. We have gained market share during 2012 while others have disclosed a decrease in the number of LASIK procedures during the same period. In China, sales increased 13% reflecting the continuing downward pressure on refractive procedures from the negative LASIK publicity earlier in the year. Japan sales were up 45% as compared to the fourth quarter of 2011 and our annual ICL unit volume doubled while Market Scope reported refractive procedures declined 22% for the year.

“Total IOL sales during the quarter were slightly ahead of the fourth quarter of 2011, but up 12% on a sequential basis. Our preloaded acrylic IOL sales were up nearly $900,000 from the year ago period reflecting the contributions of the recently launched KS-SP. We continue to experience supply constraints from a third party supplier on the KS-SP and had a backorder position of nearly $500,000 at the end of the quarter. This backorder position has doubled during the first two months of this year and could be a limiting factor to our IOL sales for the entire year,” said Mr. Caldwell.

Gross margin for the quarter was 67.8%, down from 69.8% in the fourth quarter of 2011. These results reflect the sales mix of ICL product sales, KS-SP IOL sales, which carry a lower gross margin outside of Japan, and a $300,000 increase in Other Product sales during the fourth quarter. Operating costs for the fourth quarter were $12.4 million, up 15% from the prior year period reflecting a 24% increase of investment spending in sales and marketing and a 13% increased investment in R&D.

Income taxes were $466,000 during the fourth quarter of 2012 compared to $370,000 during the fourth quarter of 2011 and $219,000 during the third quarter of 2012. Some intercompany charges from the previous quarter decreased which resulted in lower expenses and higher income in jurisdictions in which the company pays tax.

The net loss for the fourth quarter of 2012, calculated in accordance with GAAP, was $1,414,000, or $0.04 on a per share basis, compared with net income of $109,000, or breakeven on a per diluted share basis, in the fourth quarter of 2011. Adjusted net income (excluding manufacturing consolidation expenses, distribution transition expenses in Spain, gain (loss) on foreign currency transactions, fair value adjustment of warrants, and stock-based compensation expense) for the quarter ended December 28, 2012 was $495,000, or $0.01 per share versus adjusted net income for the year ago quarter of $1.5 million, or $0.04 per diluted share. Cash and cash equivalents at December 28, 2012 totaled $21.7 million, which includes $3.5 million drawn down as required under the terms of the Company’s revised line of credit with Mizuho Bank at a reduced annual interest rate of 1.5%.

“Our team is very excited about how we are positioned for renewed growth in 2013 and though only two months into the new year we are off to a very solid start,” summarized Mr. Caldwell. “Sales in 2012 did not increase at the rate we expected, but a lot of progress has been made in the business and the Visian ICL continues to gain market share despite downward pressure globally refractive procedures. During the past few months, members of our Board of Directors and senior management have purchased STAAR shares on the open market due to our belief that we are well positioned to generate returns for our shareholders. We have made significant investments in our future including:

•	The addition of 19 new sales and marketing positions during the past 15 months to help drive revenue growth. This includes our investment in moving to a direct distribution model in Spain and expanded marketing of the Visian ICL through social media.
•	Increased spending in Research and Development by 10% over 2011 levels should help speed additional new technologies to the market.
•	We expect our efforts during 2012 should produce regulatory approval of the ICL CentraFLOW technology in Korea and India during the first half of 2013.
•	We expect a full marketing launch of the Visian ICL V5 for Europe at the ESCRS meeting during early October.
•	Continued acceptance of the KS-SP IOL and nanoFLEX Toric IOL in key markets.
•	This year will mark the final year of the Project Comet efforts which will yield benefits in gross margin expansion and lower tax expense.”

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	ICL sales represented 53.2% of total sales, as compared to 54.8% of sales in Q4 2011.
•	Visian ICL with CentraFLOW™ technology was a key driver to the 25% growth in the European markets during the fourth quarter of 2012. There have been nearly 14,000 implants of the Visian ICL with the CentraFLOW technology and it is performing very well.
•	Other key markets which saw significant growth during the fourth quarter included Spain, Germany, Italy, and the UK.
•	In the U.S. ICL sales grew 9% with increases seen in both the civilian and military sectors. Promotional activities including some of the initial benefits from our social media marketing were additional drivers of ICL market share gains.

Recent Intraocular Lens (IOL) Highlights

•	Fourth quarter IOL sales were flat at $6.8 million compared to the fourth quarter of 2011. Sequentially, fourth quarter IOL sales increased 12%, or $734,000, from the third quarter of 2012.
•	Preloaded Acrylic sales were up nearly $900,000 from Q4 2011. The Company ended the year with high backorders on preloaded acrylic due to supply constraints from a third party supplier.
•	IOL gross margins declined primarily due to the increase of the lower margin preloaded acrylic IOL sales in Europe and China.

Project Comet Update

•	Successfully completed validation of V4, V4b and V4c ICLs, initiated manufacturing and shipped the first U.S. manufactured Visian ICL to customers on January 24, 2013.
•	Obtained regulatory approval for U.S. manufactured ICLs in Europe, Japan, Korea and China representing approximately 70% of ICL unit volume.
•	Successfully completed requirements and transferred to the U.S. cartridge manufacturing and final inspection, assembly, and pouching for Preloaded Silicone IOLs. All non-sterile IOLs for Japan are now manufactured and shipped from the U.S.
•	Received commitments from several key employees from Japan and Switzerland to relocate either temporarily or permanently to the U.S.

Full Year 2012 Financial Highlights

•	Total net sales in 2012 increased 2% to $63.8 million from $62.8 million in 2011. Foreign currency changes unfavorably impacted net sales by $62,000 in 2012 and favorably impacted net sales by $1.7 million in 2011.
•	Visian ICL sales totaled $35.1 million, 9.4% above sales of $32.1 million reported in 2011.
•	IOL sales totaled $26 million, compared to sales of $27.5 million in 2011.

•	Gross margin increased to 69.4% of revenue from 67.5% for 2011 representing an increase of 190 bps. The increase was largely attributable to a higher mix of ICL sales, 55% as compared to 51.1%, and improved cost of goods.
•	Total operating expenses were $45.5 million, a 15% increase over 2011 expenses of $39.6 million. Manufacturing consolidation expenses totaled $2.6 million during the year. Operating expenses, before manufacturing consolidation expenses, were $42.9 million, an 11% increase over 2011. Expenses associated with the transfer of sales to a direct model in Spain added approximately $1.1 million in expenses that will be completed at the end of the first quarter. Foreign currency changes did not materially impact operating expenses for the year.
•	Calculated in accordance with GAAP, the net loss totaled $1.8 million in 2012, or $0.05 per diluted share, compared with net income of $1.3 million, or $0.04 per diluted share in 2011.
•	Adjusted net income (which excludes manufacturing consolidation expenses, distribution transition expenses in Spain, gain or loss on foreign currency transactions, fair value adjustment of warrants and non-cash share-based compensation expense) was $4.8 million or $0.13 per diluted share in 2012, compared to adjusted net income of $4.4 million or $0.12 per diluted share in 2011.
•	The Company generated $3.2 million in cash from operations in 2012 compared with $5.3 million in cash in 2011. The Company used $350,000 in cash for the expansion of existing facilities in Monrovia, California and $2.2 million in cash for manufacturing consolidation expenses.

2013 Metrics

Looking ahead, the Company offered the following key metrics that management will focus on achieving during 2013 and upon which it will report and update each quarter:

•	Total revenue growth in the range of eight to 10%. The first quarter should start at the lower range and increase throughout the year.
•	Gross margin expansion by a minimum of 250 bps for the year.
•	Profitable on a GAAP basis each quarter.
•	Make continuous quarterly progress towards the full implementation of manufacturing consolidation from Japan and Switzerland facilities by the end of 2013.

Conference Call

The Company will host a conference call and video webcast today, February 27, 2013 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's fourth quarter 2012 financial results and recent corporate developments. The dial-in number for the conference call is 877-941-0844 for domestic participants and 480-629-9692 for international participants.

The Company will also be using slides to illustrate its fourth quarter results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4592160#. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income (Loss)” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

We believe that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of our business performance: our ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which we have control.

We have excluded manufacturing consolidation and Spain distribution transition expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the Company’s plans to consolidate its manufacturing operations to the U.S. are largely expected to be completed at the end of 2013 and the Spain distribution transition expenses will be completed before the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under Statement of Financial Accounting Standards (“SFAS”) No. 123R. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income (Loss) calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” Over 300,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2013; statements regarding new products, including but not limited to, expectations for success of the new ICL, KS-SP and nanoFLEX Toric IOL products in the U.S. or international markets or government approval of new products; future economic conditions or size of market opportunities; expected savings from business consolidation plans and the timetable for those plans; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-568-9349	Amy Phillips, 412-327-9499
Leigh Salvo, 415-568-9348
Douglas Sherk, 415-652-9100

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	December 28,	December 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$21,675	$16,582
Restricted cash	-	129
Accounts receivable trade, net	8,543	9,089
Inventories, net	11,673	10,933
Prepaids, deposits, and other current assets	2,183	1,921
Total current assets	44,074	38,654
Property, plant, and equipment, net	5,439	4,222
Intangible assets, net	2,142	2,989
Goodwill	1,786	1,786
Deferred income taxes	187	152
Other assets	1,131	1,203
Total assets	$54,759	$49,006

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$5,850	$2,580
Accounts payable	5,129	4,261
Deferred income taxes	439	472
Obligations under capital leases	829	597
Other current liabilities	5,702	6,106
Total current liabilities	17,949	14,016
Obligations under capital leases	488	1,124
Deferred income taxes	885	708
Pension liability	2,988	2,760
Asset retirement obligations	707	577
Other long-term liabilities	-	363
Total liabilities	23,017	19,548

Stockholders' equity:
Common stock	364	361
Additional paid-in capital	162,251	157,382
Accumulated other comprehensive income	1,580	2,405
Accumulated deficit	(132,453)	(130,690)
Total stockholders' equity	31,742	29,458
Total liabilities and stockholders' equity	$54,759	$49,006

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)

	Three Months Ended						Year Ended
	% of	December 28,	% of	December 30,	Change		% of	December 28,	% of	December 30,	Change
	Sales	2012	Sales	2011	Amount	%	Sales	2012	Sales	2011	Amount	%

Net sales	100.0%	$16,466	100.0%	$16,381	$85	0.5%	100.0%	$63,783	100.0%	$62,765	$1,018	1.6%

Cost of sales	32.2%	5,298	30.2%	4,952	(346)	7.0%	30.6%	19,492	32.5%	20,396	904	-4.4%

Gross profit	67.8%	11,168	69.8%	11,429	(261)	-2.3%	69.4%	44,291	67.5%	42,369	1,922	4.5%

Selling, general and administrative expenses:
General and administrative	25.5%	4,207	24.1%	3,946	261	6.6%	23.7%	15,150	23.8%	14,932	218	1.5%
Marketing and selling	34.9%	5,744	28.3%	4,628	1,116	24.1%	33.4%	21,281	28.2%	17,726	3,555	20.1%
Research and development	11.0%	1,804	9.7%	1,590	214	13.5%	10.1%	6,444	9.3%	5,868	576	9.8%
Selling, general, and administrative expenses	71.4%	11,755	62.0%	10,164	1,591	15.7%	67.2%	42,875	61.4%	38,526	4,349	11.3%
Other general and administrative expenses	4.0%	656	3.6%	597	59	9.9%	4.1%	2,636	1.7%	1,060	1,576	148.7%

Total selling, general and administrative expenses	75.4%	12,411	65.7%	10,761	1,650	15.3%	71.4%	45,511	63.1%	39,586	5,925	15.0%

Operating (loss) income	-7.5%	(1,243)	4.1%	668	(1,911)	-286.1%	-1.9%	(1,220)	4.4%	2,783	(4,003)	-143.8%

Other income (expense):
Interest income	0.3%	45	0.0%	7	38	542.9%	0.1%	59	0.1%	32	27	84.4%
Interest expense	-0.4%	(64)	-0.5%	(83)	19	-22.9%	-0.5%	(291)	-0.8%	(523)	232	-44.4%
(Loss) Gain on foreign currency transactions	0.6%	102	-0.5%	(81)	183	-225.9%	0.2%	111	0.1%	86	25	29.1%
Other income (expense), net	1.3%	212	-0.2%	(32)	244	-762.5%	1.3%	822	0.5%	326	496	152.1%
Total other income (expense), net	1.8%	295	-1.2%	(189)	484	-256.1%	1.1%	701	-0.1%	(79)	780	-987.3%

Income (loss) before provision for income taxes	-5.8%	(948)	2.9%	479	(1,427)	-297.9%	-0.8%	(519)	4.3%	2,704	(3,223)	-119.2%

Provision for income taxes	2.8%	466	2.3%	370	96	25.9%	2.0%	1,244	2.2%	1,356	(112)	-8.3%

Net income (loss)	-8.6%	$(1,414)	0.7%	$109	$(1,523)	-1397.2%	-2.8%	$(1,763)	2.1%	$1,348	$(3,111)	-230.8%

Net (loss) Income per share-basic		$(0.04)		$0.00				$(0.05)		$0.04
Net (loss) Income per share-diluted		$(0.04)		$0.00				$(0.05)		$0.04

Weighted average shares outstanding - basic		36,394		35,818				36,253		35,434
Weighted average shares outstanding - diluted		36,394		37,913				36,253		36,878

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Year Ended
	December 28,	December 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(1,763)	$1,348
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	1,309	1,469
Amortization of intangibles	652	797
Deferred income taxes	143	367
Fair value adjustment of warrant	(335)	117
Loss on disposal of property and equipment	131	13
Stock-based compensation expense	3,208	1,914
Change in net pension liability	205	257
Asset retirement obligation	16	-
Other	77	(320)
Changes in working capital:
Accounts receivable trade, net	224	(435)
Inventories	(1,020)	(85)
Prepaids, deposits and other current assets	(298)	(145)
Accounts payable	1,014	480
Other current liabilities	(346)	(431)
Net cash provided by operating activities	3,217	5,346

Cash flows from investing activities:
Acquisition of property and equipment	(2,311)	(962)
Decrease in restricted cash, including reinvested interest	129	-
Proceeds from sale of property and equipment	-	26
Net change in other assets	(4)	47
Net cash used in investing activities	(2,186)	(889)

Cash flows from financing activities:
Borrowings under line of credit	3,510	-
Repayment of capital lease lines of credit	(701)	(575)
Proceeds from exercise of stock options	1,514	3,343
Net cash provided by financing activities	4,323	2,768

Effect of exchange rate changes on cash and cash equivalents	(261)	(19)

Increase in cash and cash equivalents	5,093	7,206
Cash and cash equivalents, at beginning of the period	16,582	9,376
Cash and cash equivalents, at end of the period	$21,675	$16,582

STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended					Year Ended
		December 28,		December 30,	%		December 28,		December 30,	%
Geographic Sales		2012		2011	Change		2012		2011	Change
United States	18.2%	$2,999	20.8%	$3,403	-11.9%	19.5%	$12,427	22.1%	$13,852	-10.3%

Japan	27.4%	4,505	23.9%	3,918	15.0%	26.2%	16,692	25.0%	15,690	6.4%
Korea	8.1%	1,334	16.4%	2,680	-50.2%	10.5%	6,713	13.0%	8,142	-17.6%
China	10.4%	1,714	9.3%	1,522	12.6%	13.2%	8,406	10.1%	6,354	32.3%
Other	35.9%	5,914	29.7%	4,858	21.7%	30.6%	19,545	29.8%	18,727	4.4%
Total International Sales	81.8%	13,467	79.2%	12,978	3.8%	80.5%	51,356	77.9%	48,913	5.0%

Total Sales	100.0%	$16,466	100.0%	$16,381	0.5%	100.0%	$63,783	100.0%	$62,765	1.6%

Product Sales
Core products
ICLs	53.2%	$8,758	54.8%	$8,981	-2.5%	55.0%	$35,080	51.1%	$32,072	9.4%
IOLs	41.2%	6,786	41.4%	6,780	0.1%	40.7%	25,971	43.9%	27,547	-5.7%
Total core products	94.4%	15,544	96.2%	15,761	-1.4%	95.7%	61,051	95.0%	59,619	2.4%
Non-core products
Other	5.6%	922	3.8%	620	48.7%	4.3%	2,732	5.0%	3,146	-13.2%
Total Sales	100.0%	$16,466	100.0%	$16,381	0.5%	100.0%	$63,783	100.0%	$62,765	1.6%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure

	Three Months Ended		Year Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011
Net income (loss) - (as reported)	$(1,414)	$109	$(1,763)	$1,348
Less:
Manufacturing consolidation expenses	$656	$597	$2,636	$1,060
Spain distribution transition cost	$582	$-	$1,151	$-
Foreign currency impact	$(102)	$81	$(111)	$(86)
Fair value adjustment of warrants	$(118)	$146	$(335)	$117
Stock-based compensation expense	$891	$584	$3,208	$1,914
Net income - (adjusted)	$495	$1,517	$4,786	$4,353

Net income (loss) per share, basic - (as reported)	$(0.04)	$0.00	$(0.05)	$0.04
Manufacturing consolidation expenses	$0.02	$0.02	$0.07	$0.03
Spain distribution transition cost	$0.02	$-	$0.03	$-
Foreign currency impact	$(0.00)	$0.00	$(0.00)	$(0.00)
Fair value adjustment of warrants	$(0.00)	$0.00	$(0.01)	$0.00
Stock-based compensation expense	$0.02	$0.02	$0.09	$0.05
Net income per share, basic - (adjusted)	$0.01	$0.04	$0.13	$0.12

Net income (loss) per share, diluted - (as reported)	$(0.04)	$0.00	$(0.05)	$0.04
Manufacturing consolidation expenses	$0.02	$0.02	$0.07	$0.03
Spain distribution transition cost	$0.02	$-	$0.03	$-
Foreign currency impact	$(0.00)	$0.00	$(0.00)	$(0.00)
Fair value adjustment of warrants	$(0.00)	$0.00	$(0.01)	$0.00
Stock-based compensation expense	$0.02	$0.02	$0.09	$0.05
Net income per share, diluted - (adjusted)	$0.01	$0.04	$0.13	$0.12

Weighted average shares outstanding - Basic	36,394	35,818	36,253	35,434
Weighted average shares outstanding - Diluted	36,394	37,913	36,253	36,878

Note: Net income (loss) per share (adjusted), basic and diluted, may not add up due to rounding